Exhibit 99.2

Opexa to Present at the Rodman & Renshaw 11th Annual Healthcare Conference September 11, 2009

THE WOODLANDS, Texas--(BUSINESS WIRE)--September 8, 2009--Opexa Therapeutics, Inc. (NASDAQ: OPXA), a company developing Tovaxin®, a personalized T-cell immunotherapy for multiple sclerosis (MS), today announced that Neil K. Warma, Opexa’s president and chief executive officer, will deliver a corporate presentation at Rodman & Renshaw’s 11th Annual Healthcare Conference. The conference will be held September 9-11, 2009, at the Palace Hotel in New York City.

Opexa’s presentation will take place at 10:50 a.m. (EST) on Friday, September 11, 2009 in the Henry Salon (5th floor) of the NY Palace Hotel. The presentation will include an overview of the company’s ongoing development program for Tovaxin, the company’s lead therapy for MS and an overview of the recently announced stem cell agreement with Novartis. The presentation will be webcasted and the link to access the audio webcast and presentation will be available at www.opexatherapeutics.com.

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases. The Company’s leading therapy, Tovaxin®, is an individualized cellular immunotherapy treatment in Phase IIb clinical development for multiple sclerosis (MS). Tovaxin is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time. Data from the first Phase IIb clinical study showed compelling evidence that Relapsing Remitting MS patients treated with Tovaxin saw overall clinical, MRI, and immunological benefits over the placebo group, including statistical significance for decrease in the Annualized Relapse Rate (ARR), improvement in disability score (EDSS), and improvement in quality of life measures (MSQLI), as well as an excellent safety profile with no serious adverse events related to Tovaxin treatment.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com

CONTACT:
Opexa Therapeutics, Inc.
Neil K. Warma, 281-719-3437
President & CEO
nwarma@opexatherapeutics.com